Exhibit 99.1

Callisto Announces Plan to Initiate a Single Agent Phase II Clinical Trial of Atiprimod in Advanced Carcinoid Cancer Patients

Recent Interim Clinical Data of Atiprimod in Phase I/IIa Trial supports Advanced Carcinoid Trial

NEW YORK, June 27 /PRNewswire-FirstCall/ — Callisto Pharmaceuticals, Inc. (Amex: KAL - News; FWB:CA4), a developer of new drug treatments in the fight against cancer and other major health threats, announced today the decision to initiate a single-agent Phase II clinical trial of Atiprimod in advanced carcinoid cancer patients. Originally planned as a Phase I/IIa trial, the decision to proceed directly to Phase II was based on a careful review of the Atiprimod safety and toxicity data obtained from the two ongoing trials of Atiprimod in advanced cancer and multiple myeloma patients, respectively. Based on these data, a fixed dosing regimen has been finalized for the planned single-agent Phase II trial in advanced carcinoid cancer patients. The finalized protocol is being submitted to the Institutional Review Boards of the 3 key sites planned for the carcinoid cancer trial with the hope of having this trial underway in the next few months.

The decision to alter the next Atiprimod trial in carcinoid patients from a Phase I/IIa to a Phase II trial is an extremely important step for Callisto,” said Gary S. Jacob, Ph.D., Chief Executive Officer of Callisto. “It will considerably speed up the rate at which we can get to a determination of the potential of Atiprimod to treat advanced carcinoid patients. Close to 100 patients have now been treated with this drug in Phase I clinical trials in rheumatoid arthritis, multiple myeloma and advanced cancer patients and we are very comfortable with the safety profile of this drug.”

“We are very excited to be able to go directly into a pilot phase II clinical trial planned to involve approximately 30 patients to determine this drug’s efficacy in a tumor where patients have very few treatment options,” said Dr. Arthur Sytkowski, Consulting CMO and Medical Monitor of Callisto Pharmaceuticals. “The tumor regression and reduction in symptoms seen in the carcinoid patients from the earlier advanced cancer trial is very encouraging and indicates that a Phase II trial of Atiprimod specifically to treat advanced carcinoid patients is clearly warranted.”

Atiprimod is an orally bio-available small molecule drug that displays multiple mechanisms of action. The drug has been shown to be antiangiogenic, inhibit secretion of VEGF and IL-6, elicit an apoptotic response (programmed cellular death), and inhibit phosphorylation of key kinases involved in tumor progression and survival including Akt and STAT3. Callisto earlier announced on June 2, 2006 interim data from a Phase I trial of Atiprimod in advanced cancer patients. The patients who were entered into this Phase I trial had growing tumors and symptoms that were no longer controlled by the standard therapies utilized. During treatment, three of the five advanced carcinoid patients had measurable tumor regressions and loss of many of the debilitating symptoms of this disease. Importantly, one patient remained on drug through 7 cycles (seven months), exhibiting significant tumor regression.

About Carcinoid Cancer

Carcinoid tumors, or carcinoids, originate in hormone-producing cells of the gastrointestinal (GI) tract, the respiratory tract, the hepatobiliary (liver) system and the reproductive glands. The most common site of origin is the GI tract, with tumors often developing in the rectum, and other sections of the small intestine. Approximately 7,000 cases of carcinoid cancer are diagnosed in the U.S. annually, with the number increasing over the past 20-30 years. Carcinoid tumors that metastasize to the liver have a poor prognosis. Traditionally, chemotherapy relieves symptoms in less than 30% of cases of metastatic carcinoid tumors, usually for less than 1 year. Carcinoid tumors typically produce a condition called “carcinoid syndrome” which is caused by the release of hormones by the tumors into the blood stream. The symptoms vary depending on which hormones are released by the tumors, but typically include diarrhea, facial flushing, wheezing, abdominal pain and valvular heart disease.

About Callisto Pharmaceuticals, Inc.

Callisto is a biopharmaceutical company focused on the development of new drugs to treat various forms of cancer and other serious afflictions. Callisto’s drug candidates in development currently include anti-cancer agents in clinical development, in addition to drugs for other significant health care markets, including ulcerative colitis and biodefense. One of the Company’s lead drug candidates, L-Annamycin, is being developed as a treatment for forms of relapsed acute leukemia, a currently incurable blood cancer. Callisto initiated a clinical trial of L-Annamycin in adult relapsed acute lymphocytic leukemia patients in 4Q 2005. L-Annamycin, a new compound from the anthracycline family of proven anti-cancer drugs, has a novel therapeutic profile, including activity against resistant diseases and significantly reduced cardiotoxicity, or damage to the heart, compared to currently available drug alternatives. Another anti-cancer drug, Atiprimod, is in development to treat relapsed multiple myeloma, a blood cancer, and advanced carcinoid cancer. Atiprimod is presently in Phase I/IIa human clinical trials in relapsed multiple myeloma patients, and advanced cancer patients, respectively. Callisto also has drugs in preclinical development for gastro- intestinal inflammation, and a program focused on the development of a drug to protect against Staphylococcus and Streptococcus biowarfare agents. Callisto has exclusive worldwide licenses from AnorMED Inc. and M.D. Anderson Cancer Center to develop, manufacture, use and sell Atiprimod and L-Annamycin, respectively. Callisto is also listed on the Frankfurt Stock Exchange under the ticker symbol CA4, more information at http://www.callistopharma.com.

Forward-Looking Statements

Certain statements made in this press release are forward-looking. Such statements are indicated by words such as “expect,” “should,” “anticipate” and similar words indicating uncertainty in facts and figures. Although Callisto believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. As discussed in the Callisto Pharmaceuticals Annual Report on Form 10-K/A for the year ended December 31, 2005, and other periodic reports, as filed with the Securities and Exchange Commission, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: uncertainties associated with product development, the risk that products that appeared promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that Callisto will not obtain approval to market its products, the risks associated with dependence upon key personnel and the need for additional financing.